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FORM 3



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


    Kurek                             Michael                P.
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   (Last)                            (First)              (Middle)

    4355 Varsity Drive Suite E
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                                    (Street)

    Ann Arbor                          MI                   48108
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

   May 4, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

   Genomic Solutions Inc., Nasdaq National Market System, (GNSL)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)
          Executive Vice President of Sales
          and Service
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Callable Common Stock                         31,403(1)                  D
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

(1) This number includes 1,364 shares of callable common stock that will be issued upon the automatic exercise of warrants at the closing of the Company's initial public offering.
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FORM 3 (CONTINUED)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Options                  (1)        1/15/2008       Callable Common        15,000        $.37                 D
                                                    Stock
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Options                  (2)        1/15/2008       Callable Common
                                                    Stock                  30,000        $.37                 D
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Options                  (3)        1/15/2008       Callable Common
                                                    Stock                     800        $.37                 D
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
Explanation of Responses:
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(1)  These options were issued on January 15, 1998 and will vest upon completion of the Company's initial public offering.
(2)  These options were issued on January 15, 1998 and will vest as follows:
     10,000 on  12/15/00; 10,000 on 12/15/01 and 10,000 on 12/15/02.
(3) These options were issued January 15, 1998. Of these options 200 are currently exercisable and the remaining options will vest as follows: 200 on 1/15/01; 200 on 1/15/02 and 200 on 1/15/03.


/s/ Michael P. Kurek                                             5/4/00
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        Signature of Reporting Person(1)                          Date
        Michael P. Kurek

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                           (Print or Type Responses)